Exhibit 5.1
Grand Canyon Education, Inc.
3300 W. Camelback Road
Phoenix, Arizona 85017

Re:	Registration Statement on Form S-1 (File No. 333-______)
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Grand Canyon Education, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (File No. 333-                    ) initially filed on August 27, 2009 (as amended and supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”) covering the offering for sale of an aggregate of up to 8,000,000 shares (including shares that are subject to an over-allotment option granted to the underwriters in the offering, the “Shares”) of the Company’s common stock, $0.01 par value (“Common Stock”), which Shares will include shares of the Company’s newly-issued Common Stock to be sold by the Company (the “Primary Shares”) and Shares which will be sold by the selling stockholders named therein (the “Selling Stockholders” and the shares to be sold by the selling stockholders, the “Secondary Shares”). All of the Secondary Shares are currently outstanding.
This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.
In connection with this opinion, we have reviewed and relied upon the Registration Statement and Prospectus, the Company’s charter documents, as amended and restated to date, records of the Company’s corporate proceedings in connection with the offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the authenticity of all records, documents, and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.
Based on such review, we are of the opinion that (i) the Primary Shares have been duly authorized and, if, as, and when issued by the Company in accordance with the related Prospectus (as amended and supplemented through the date of issuance), will be validly issued, fully paid, and non-assessable, and (ii) the Secondary Shares are duly authorized, validly issued, fully paid, and non-assessable.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
This opinion is given to you solely for use in connection with the issuance and/or sale of the Shares in accordance with the Registration Statement and the related Prospectus and is not to be relied on for any other purpose. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement.
Very truly yours,
DLA Piper LLP (US)
/s/ DLA Piper LLP (US)